Exhibit 99.1

Biovest Announces Settlement with Largest Creditor

Key terms include: BiovaxID® royalties significantly reduced;

AutovaxID® royalties canceled; and warrants canceled

TAMPA, FL and MINNEAPOLIS, MN – April 19, 2010 – Biovest International, Inc. (Other OTC: BVTI) today announced that the Company and its largest creditor, Laurus Master Fund, Ltd., including Laurus’ affiliates and assignees, have reached a settlement to restructure the Company’s debt and address the business issues described below, representing a major step toward Biovest filing a Plan of Reorganization to emerge from Chapter 11. As required by the settlement, Biovest filed a motion seeking approval of the settlement terms with the U.S. Bankruptcy Court, Middle District of Florida.

Select key elements of the settlement with Laurus are as follows:

•

Restructure approximately $30.2 million of pre-petition indebtedness, consisting primarily of short-term obligations, into two notes aggregating to $29.1 million with the commencement of scheduled payments of principal and interest deferred until two years after Biovest emerges from Chapter 11

•	Reduce royalties to Laurus and other parties based on sales of Biovest’s personalized cancer vaccine, BiovaxID®, from 35.0% to 6.25%

•

Eliminate all royalties based on the sales of Biovest’s automated bio-manufacturing system for personalized medicines and cell-based products, AutovaxID™, including the remaining $7.5 million balance of a previously guaranteed minimum royalty payment

•	Cancel all warrants issued to Laurus, including approximately 23.4 million warrants to purchase Biovest common shares at an exercise price of $0.01 per share

•	Laurus will receive a 9.99% equity stake in Biovest, subject to resale restrictions and will support and vote for acceptance for Biovest’s Plan of Reorganization

Biovest’s President, Mr. Samuel S. Duffey, stated, “This settlement represents an extremely positive development for Biovest, and I am appreciative that Laurus, as our largest senior secured creditor, has placed such a strong vote of confidence in the Company and its management. With this settlement, we have restructured the significant business arrangements necessary to pave the way for the commercialization and licensing potential of BiovaxID. Additionally, by delaying for two years all principal and interest payments, this settlement significantly enhances our financial position and supports our goal of obtaining marketing approval for BiovaxID.”

In other news, Biovest announced that BiovaxID has been highlighted as a promising new lymphoma vaccine therapy in articles recently published in Cure Magazine and Coping with Cancer Magazine. In order to access these articles, please visit the links below:

Cure Magazine, “Getting Personal” by Katy Human: http://www.curetoday.com/

Coping with Cancer Magazine, “Emerging Therapies in Non-Hodgkin Lymphoma”: http://copingmag.com/cwc/index.php/cancerType/lymphoma/

About Biovest International, Inc.

Biovest International, Inc. is an emerging leader in the field of personalized immunotherapies targeting life-threatening cancers of the blood system. Developed in collaboration with the National Cancer Institute, BiovaxID® is a patient-specific, anti-lymphoma cancer vaccine, demonstrating statistically significant Phase III clinical benefit by prolonging disease-free survival in patients suffering from indolent follicular non-Hodgkin’s lymphoma. BiovaxID has been granted Orphan Drug Designation by both the U.S. FDA and the European EMEA. Biovest has also developed and markets a proprietary line of automated hollow fiber bioreactor systems, including the innovative AutovaxID™ which is a production platform for the scalable manufacture of difficult-to-produce biologics including personalized medicines, monoclonal antibodies, cell culture vaccines and therapeutics targeting highly infectious agents. Since 1981, Biovest has been offering its clients a wide range of instrumentation and cell culture contract manufacturing services. Headquartered in Tampa, Florida with its bio-manufacturing facility based in Minneapolis, Minnesota, Biovest is publicly-traded on the Over-the-Counter (OTC) market with the stock-ticker symbol “BVTI”, and is a majority-owned subsidiary of Accentia Biopharmaceuticals, Inc. (Other OTC: ABPIQ).

For further information, please visit: http://www.biovest.com

Biovest International, Inc. Corporate Contact:

Douglas Calder, Director of Investor Relations & Public Relations

Phone: (813) 864-2558 / Email: dwcalder@biovest.com

Forward-Looking Statements:

Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to statements about BiovaxID®, AutovaxID™, events occurring after dates hereof, and any other statements relating to products, product candidates, product development programs, the FDA or clinical study process including the commencement, process, or completion of clinical trials or the regulatory process. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions, and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Biovest to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Biovest undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. The product names used in this statement are for identification purposes only. All trademarks and registered trademarks are the property of their respective owners.